EXHIBIT 99.1

FISCHER-WATT

 GOLD COMPANY, INC.

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                2582 Taft Court, Lakewood, Colorado 80215, USA                     PH:(303) 232-0292  FAX:(303) 232-0399

NEWS   RELEASE

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FISCHER-WATT RAISES PRIVATE PLACEMENT FUNDS

Denver, CO – April 5, 2010 – Fischer-Watt Gold Company, Inc. (OTCBB: FWGO) has raised funds totaling $366,590 through a series of private placements to qualified private investors. Of this total amount, $195,000 was in the form of cash subscriptions with a further $171,590 being subscribed for by way of debt conversions. A total of $142,749 was subscribed for by three of the Company’s directors.

Each investor purchased units priced at $0.06 per unit. Each unit is comprised of one common share of the Company and one share purchase warrant entitling the holder to purchase one additional common share for $0.12 until 4 pm Mountain Time, March 30, 2012. If however the Fischer-Watt common shares trade at or over an average price of $0.18 per share for a 20 trading day period, then, upon written notice to the holder by the Company, the holder shall be required to exercise the warrants within 30 days of the date of that notice, after which the warrants will expire.

All the shares issued in this placement are restricted from trading under Rule 144. Following these placements Fischer-Watt has 79,421,636 common shares outstanding. The Company may complete a second tranche to this financing before the end of April, 2010.

The Chicago Resource Expo.

On April 23 and 24, 2010, Fischer-Watt will again be presenting and exhibiting at the Chicago Resource Expo in Rolling Meadows, IL. This conference is held twice a year and offers opportunities for individual retail investors to learn about companies in the natural resources sector. The Expo is open Friday from 2:30pm to 9pm and Saturday from 8am to 5pm.  Admission is free on pre-registration to the investing public. For more information about the conference please visit www.chicagoresourceexpo.com.

About Fischer-Watt.

Fischer-Watt is a U.S. junior mine exploration company traded on the OTC BB under the symbol of FWGO. The Company’s management team has a strong background in all facets of the mineral industry especially in exploration, production and financing.

The Company’s focus is directed at advancing its suite of uranium exploration properties. This portfolio of mineral claims and leases on over 50,000 acres in Wyoming, South Dakota and Arizona covers some of the most prospective uranium-bearing geology in the United States.

Nuclear energy generation and the worldwide demand for uranium is expected to continue to increase over the coming years as countries strive to generate large-scale, stable and economical power with a low carbon footprint. Fischer-Watt aims to be a future provider to power utilities of the basic mined source of their needed fuel, a non-enriched product known as yellowcake.

Statements in this release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

For further information please contact:

Mr. Peter Bojtos  P.Eng.

     or

                 Mr. Don Lawrence

President and Chief Executive Officer

     Investor Relations Manager

Fischer-Watt Gold Company, Inc.

     Fischer-Watt Gold Company, Inc.

303-232-0292

     415-596-4422

email: info@fischer-watt.com

     website: www.fischer-watt.com

Peter Baxter Jr.

Baxter Capital Advisors, Inc.

480-656-9355

pbaxter@moodycapital.com

www.moodycapital.com